UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

CURRENT REPORT

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of Earliest Event Reported): September 12, 2011

Hanger Orthopedic Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation	1-10670 (Commission File Number)	84-0904275 (IRS Employer Identification No.)

10910 Domain Drive, Suite 300

Austin, Texas 78758

(Address of principal executive offices (zip code))

(512) 777-3800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 12, 2011, Hanger Orthopedic Group, Inc. (the “Company”) announced certain executive officer changes, which are described more fully in the Company’s press release filed as Exhibit 99.1 hereto.  As a result of the announced changes, the Company is reporting that Vinit K. Asar has been elected President and Chief Operating Officer of the Company.  Also as a result of the announced changes, the Company is reporting that Thomas Kirk, formerly President and Chief Executive Officer of the Company, will remain the Chief Executive Officer of the Company.

Mr. Asar, 45, joined the Company as the Executive Vice President and Chief Growth Officer in December 2008.  Mr. Asar came to the Company from the Medical Device & Diagnostic sector at Johnson and Johnson, having worked at the Ethicon, Ethicon-Endo-Surgery, Cordis and Biosense Webster franchises.  During his 18 year career at Johnson and Johnson, Mr. Asar held various roles of increasing responsibility in Finance, Product Development, Manufacturing, Marketing and Sales in the US and in Europe.  Prior to joining the Company, Mr. Asar was the Worldwide Vice-President at Biosense Webster, the Electrophysiology division of Johnson and Johnson, responsible for the Worldwide Sales, Marketing and Services organizations. Mr. Asar has a B.S.B.A from Aquinas College and an M.B.A. from Lehigh University.

There is no arrangement or understanding between Mr. Asar and any other person pursuant to which Mr. Asar was elected as an officer of the Company, and there are no transactions in which Mr. Asar has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

(99.1)                         Press Release of Hanger Orthopedic Group, Inc. issued on September 12, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANGER ORTHOPEDIC GROUP, INC.

By:	/s/ Thomas E. Hartman
Thomas E. Hartman
Vice President and General Counsel

Dated: September 12, 2011

EXHIBIT INDEX

Exhibit No.	Description

(99.1)	Press Release of Hanger Orthopedic Group, Inc. issued on September 12, 2011.